Exhibit 10.33

December 10, 2003

Mr. Lonnie Moulder

President and CEO

MGI PHARMA, INC.

5775 West Old Shakopee Road

Suite 100

Bloomington, MN 55437-3174

Re:	The License, Research and Development Agreement dated August 2, 2000 between MethylGene, Inc. (MG) and MGI PHARMA, INC. (MGI) (the “Agreement”)

Dear Lonnie:

The purpose of this letter is to amend and capture the current understanding between our companies regarding the status of the above referenced Agreement. With this letter, MethylGene agrees that:

(1)	Upon MGI’s payment to MethylGene no later than December 15, 2003 of US $1,549,300 (aggregate of amount MG paid for 1 kg of MG98 API and R&D Contract Costs through June 30, 2004), MGI will have satisfied all life-to-date R&D Contract Costs under the Agreement and have satisfied all minimum R&D Contract Costs required by the Agreement.

(2)	No additional MG98 R&D Contract Costs or financial obligations under Third Party Agreements will be incurred by MGI or become due to MethylGene under the Agreement during the time period commencing on January 1, 2004 and continuing until 60 days following MethylGene’s closing of the database for the Phase I/II trial of MG98 in combination with interferon alpha in metastatic renal cell cancer (the “MGI MG98 Resumption Decision Date”).

December 10, 2003

Mr. Lonnie Moulder

(3)	MGI will contribute MG98 API and any residual MG98 drug supply from the AML/MDS trial when the trial report is issued as well as continue to collaborate in the areas of GMP manufacturing support and consultation, protocol development and approval, clinical trial consultation and overview for the MG98 Phase I/II trial of MG98 in combination with interferon alpha in metastatic renal cell cancer until after the MGI MG98 Resumption Decision Date. It is agreed MG will retain responsibility for the clinical operations of the trial.

(4)	The prohibition that MGI may not research, develop or commercialize itself or with any third party, any compound or product that inhibits the DNA methyltransferase enzyme as stated in Article 3.2(a) of the Agreement is waived for 5-AZA-C compounds and analogs under development.

(5)	MethylGene waives its right to terminate the Agreement under Article 12.2, under the respective Products until after the MGI MG98 Resumption Decision Date and MGI DNA MT Resumption Decision Date respectively.

(6)	The MG98 IND will be received by MethylGene from MGI in order for MG to run and be operationally responsible for the MG98 Phase I/II trial in combination with interferon alpha in metastatic renal cell cancer.

(7)	MGI will have no additional DNA MT R&D Contract Costs or financial obligations under Third Party Agreements due to MethylGene under the Agreement during the time period commencing January 1, 2004 and continuing until July 30, 2004 (the “MGI DNA MT Resumption Decision Date”). MGI shall decide on July 30, 2004 if it will continue funding the DNA MT R&D project and if MGI declines then all rights will revert back to MethylGene in North America.

(8)	MGI has no further research obligations for DNA MT until after the MGI DNA MT Resumption Decision Date and MG will provide a research report and/or meeting with MGI by June 30, 2004. If MGI elects to continue funding the DNA MT R&D project after the MGI DNA MT Resumption Decision Date then its research obligations will be discussed and mutually agreed with MethylGene.

(9)	MGI will close out and complete the final report for the AML/MDS trial conducted in the U.S. under GCP conditions and supply such information to MG for its use.

December 10, 2003

Mr. Lonnie Moulder

(10)	Any expenditures or costs made or absorbed by MG during the course of research for DNA MT or development of MG98 including any financial obligations under Third Party Agreements will be credited toward its contribution contemplated under Article 4.2 of the Agreement if MG gives notice to exercise its co-promotion options for each Product, respectively.

Except as expressly modified by the terms of this letter, the terms and conditions of the Agreement and its respective Exhibits will remain in full force and effect.

Sincerely,

/s/Donald F. Corcoran

Donald F. Corcoran

President & CEO

Agreed to and accepted, this 15th day of December, 2003 MGI PHARMA, INC.

By:	/s/ Leon O Moulder, Jr.

Leon O. Moulder. Jr. President and CEO

cc:	Bill Brown, Executive Vice President & Chief Financial Officer, MGI PHARMA, INC.
Klaus	Kepper, Vice President Finance and Chief Financial Officer, MethylGene Inc.

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